Exhibit 99.1

NEWS RELEASE

For Release on February 6, 2017	Contact: Temi Oduozor
4:02 PM (ET)	Corporate Controller
toduozor@gigatronics.com
(925) 302-1014

Giga-tronics Reports Third Quarter FY 2017 Results

San Ramon, CA – February 6, 2017 – Giga-tronics Incorporated (Nasdaq: GIGA) reported today net sales for the third quarter of fiscal 2017 of $3.2 million, a 29% decrease as compared to $4.5 million for the third quarter of fiscal 2016. The decrease in third quarter net sales over the prior year period was primarily due to lower legacy product sales mainly due to recent product line divestitures as well as lower sales associated with the Company’s new Advanced Signal Generator (ASG) product. In the third quarter of fiscal 2017 the Company recorded $764,000 of sales associated with the ASG product compared to the $1.3 million recorded in the third quarter of fiscal 2016. The decrease in legacy product sales were offset by an increase of the YIG filter shipments which started shipping in the second quarter of fiscal 2017.

Net sales for the nine month period ended December 24, 2016 were $11.0 million, a decrease of 7%, compared to $11.9 million for the nine month period ended December 26, 2015. The decrease was primarily due to lower legacy product sales described above which was substantially offset by a $1.1 million increase in YIG filter shipments and a $659,000 increase associated with the ASG product.

Net loss for the third quarter of fiscal 2017 was $575,000, or $0.06 per fully diluted common share. This compares to a net loss for the third quarter of fiscal 2016 of $602,000, or $0.09 per fully diluted common share. Net loss for the nine month period ended December 24, 2016 was $1.1 million, or $0.11 per fully diluted common share. This compares to a net loss of $2.5 million, or $0.40 per fully diluted common share for the nine month period ended December 26, 2015. The reduction in net loss for the third quarter of fiscal 2017 compared to the prior year period was primarily due to lower operating expenses, including a reduction in non-cash stock-based compensation and lower personnel related costs as a result of the switch and legacy product line divestitures. The lower net loss during the first nine months of fiscal 2017 compared to the prior year period was primarily due to an $802,000 gain associated with the sale of the switch product line during the first quarter of fiscal 2017; lower legacy product margins due to inventory transfers (as a result of the switch and legacy product line divestitures); and lower operating expenses, including lower personnel related costs due to the divestiture of the switch and legacy product lines, a reduction in non-cash stock-based compensation, and a reduction in consulting and other outside services.

Non-GAAP net loss for the third quarter of fiscal 2017 was $567,000, or $0.06 per fully diluted common share, compared to a non-GAAP net loss for the third quarter of fiscal 2016 of $286,000, or $0.04 per fully diluted common share. Non-GAAP net loss for the nine month period ended December 24, 2016 was $970,000, or $0.10 per fully diluted common share, compared to a non-GAAP net loss for the nine month period ended December 26, 2015 of $1.6 million, or $0.25 per fully diluted common share. Non-GAAP net loss excludes non-cash expenses associated with the derivative revaluation and discount accretion of debt and warrant agreements as well as stock-based compensation (1).

William J. Thompson, the Company’s Acting CEO, stated, “This quarter we shipped our first ASG Threat Emulation System (TEmS). This product is the culmination of a partnership that combines our unique hardware capabilities with simulation software from a major Prime Contractor. We are encouraged by our continued penetration in the benchtop Electronic Warfare market, and we continue to make adjustments in the organization to optimize the opportunities for our ASG product line as well as reduce costs to bring the company to profitability.”

Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the third quarter results. To participate in the call, dial (800) 774-6070 or (630) 691-2753, and enter PIN Code 7913548#. The call will also be broadcast over the internet at www.gigatronics.com under "Investor Relations." The conference call discussion reflects management's views as of February 6, 2017.

This press release contains forward-looking statements concerning operating results, future orders, and sales of new products, shippable backlog within a year, long term growth and margin, expected shipments, product line sales, and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: delays in customer orders for the new ASG and our ability to manufacture it; receipt or timing of future orders, cancellations or deferrals of existing or future orders; our need for additional financing; results of pending or threatened litigation; the volatility in the market price of our common stock; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 26, 2016 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(1) Non-GAAP net loss and non-GAAP loss per common share, differ from net loss and loss per common share determined in accordance with GAAP (Generally Accepted Accounting Principles in the United States). Non-GAAP net loss and non-GAAP loss per common share exclude the effects of the revaluation of the derivative liability as well as the accretion of the discounts on debt notes entered into in March and June of 2014. These numbers also exclude the impact of Stock Based Compensation for all periods presented. These non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A schedule reconciling non-GAAP financial measures is included in the financial information appearing at the end of this press release. Giga-tronics utilizes both GAAP and non-GAAP financial measures to assess what it believes to be its core operating performance to evaluate and manage its internal business and to assist in making financial operating decisions. Giga-tronics believes that the inclusion of non-GAAP financial measures, together with GAAP measures, provides investors with an alternative presentation useful to investors' understanding of Giga-tronics' core operating results and trends. Additionally, Giga-tronics believes that the inclusion of non-GAAP measures, together with GAAP measures, provides investors with an additional dimension of comparability to similar companies. However, investors should be aware that non-GAAP financial measures utilized by other companies are not likely to be comparable in most cases to the non-GAAP financial measures used by Giga-tronics.

 GIGA-TRONICS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share data)	December 24, 2016	March 26, 2016
Assets
Current assets:
Cash and cash-equivalents	$1,640	$1,331
Trade accounts receivable, net of allowance of $45, respectively	2,534	2,129
Inventories, net	6,088	5,694
Prepaid expenses and other current assets	150	318
Total current assets	10,412	9,472
Property and equipment, net	602	837
Other long term assets	8	8
Capitalized software development costs	1,176	876
Total assets	$12,198	$11,193
Liabilities and shareholders' equity
Current liabilities:
Line of credit	$704	$800
Current portion of long term debt, net of discount and issuance costs	10	370
Accounts payable	1,287	1,924
Accrued payroll and benefits	423	647
Deferred revenue	6,463	2,804
Deferred rent	—	110
Capital lease obligations	49	44
Deferred liability related to asset sale	375	375
Other current liabilities	417	621
Total current liabilities	9,728	7,695
Warrant liability, at estimated fair value	217	353
Long term obligations - capital lease	128	165
Total liabilities	10,073	8,213

Shareholders' equity:
Convertible preferred stock of no par value;
Authorized - 1,000,000 shares
Series A - designated 250,000 shares; no shares at December 24, 2016 and March 26, 2016 issued and outstanding	—	—
Series B, C, D - designated 19,500 shares; 18,533.31 shares at December 24, 2016 and March 26, 2016 issued and outstanding; (liquidation preference of $3,540 at December 24, 2016 and March 26, 2016)	2,911	2,911
Common stock of no par value;
Authorized - 40,000,000 shares; 9,549,703 shares at December 24, 2016 and March 26, 2016 issued and outstanding	24,322	24,104
Accumulated deficit	(25,108)	(24,035)
Total shareholders' equity	2,125	2,980
Total liabilities and shareholders' equity	$12,198	$11,193

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Month Periods Ended		Nine Month Periods Ended
	December 24,	December 26,	December 24,	December 26,
(In thousands except per share data)	2016	2015	2016	2015
Net sales	$3,202	$4,483	$11,037	$11,921
Cost of sales	2,108	2,868	7,788	7,701
Gross margin	1,094	1,615	3,249	4,220

Operating expenses:
Engineering	627	614	1,724	2,179
Selling, general and administrative	1,077	1,417	3,429	4,221
Total operating expenses	1,704	2,031	5,153	6,400

Operating loss	(610)	(416)	(1,904)	(2,180)

Gain/(loss) on adjustment of derivative liability to fair value	62	(98)	136	(51)
Gain on sale of product line	—	—	802	—
Interest expense:
Interest expense, net	(24)	(54)	(84)	(164)
Interest expense from accretion of loan discount	(3)	(34)	(21)	(140)
Total interest expense	(27)	(88)	(105)	(304)
Loss before income taxes	(575)	(602)	(1,071)	(2,535)
Provision for income taxes	—	—	2	2
Net Loss	$(575)	$(602)	$(1,073)	$(2,537)

Loss per common share – basic	$(0.06)	$(0.09)	$(0.11)	$(0.40)
Loss per common share – diluted	$(0.06)	$(0.09)	$(0.11)	$(0.40)

Weighted average shares used in per share calculation:
Basic	9,550	6,484	9,550	6,402
Diluted	9,550	6,484	9,550	6,402

RECONCILATION OF NET LOSS TO NON-GAAP NET LOSS
(Unaudited in thousands, except per share data)

	Three Month Periods Ended		Nine Month Periods Ended
	December 24,	December 26,	December 24,	December 26,
	2016	2015	2016	2015
Net loss	$(575)	$(602)	$(1,073)	$(2,537)
Adjustments to reconcile net loss to non-GAAP net loss:
Stock based compensation expense	67	184	218	717
(Gain)/loss on adjustment of derivative liability to fair value	(62)	98	(136)	51
Accretion of loan discount	3	34	21	140

Non-GAAP net loss	$(567)	$(286)	$(970)	$(1,629)
Non-GAAP loss per common share-basic	$(0.06)	$(0.04)	$(0.10)	$(0.25)
Non-GAAP loss per common share- diluted	$(0.06)	$(0.04)	$(0.10)	$(0.25)
Shares used in the calculation of non-GAAP loss per share:
Basic	9,550	6,484	9,550	6,402
Diluted	9,550	6,484	9,550	6,402